Exhibit 99.1

SAFE & GREEN HOLDINGS CORP. TAPS GLOBAL LIFE SCIENCES &
DIAGNOSTICS EXECUTIVE, ELIZABETH CORMIER-MAY, TO JOIN COMPANY
BOARD OF DIRECTORS

Elizabeth Cormier-May, CEO of Mammogen, Inc., and Dragonfly Data Ventures, Partner and
CCO of IV BioHoldings, joins SGH Corp. board of directors to provide expertise and strategy to the Company’s medical arm

JANUARY 9, 2023 – JACKSONVILLE, Fla. – Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings” or the “Company”), a leading developer, designer, and fabricator of modular structures, announced today that the Company is adding diagnostics, life sciences, and biotechnology leader Elizabeth Cormier-May to its board of directors.

The addition comes at a time in which the Company is growing its medical footprint with working plans in place to expand within the diagnostic healthcare space, via Safe & Green Holdings’ sustainable, modular solutions.

Elizabeth Cormier-May began her career as a medicinal chemist, specializing in early discovery oncology at the Novartis institute for Biomedical Research. Ms. Cormier-May currently serves as CEO and Board Director of Mammogen, Inc., as well as the Chairman of the Board, Co-Founder, and CEO of Dragonfly Data Ventures. Mammogen, Inc. is a women’s health diagnostics company focused on the noninvasive detection of disease in its earliest stages. Mammogen is one of 3 companies within the IV BioHoldings (IVBH) ecosystem, where Ms. Cormier-May also serves as the SVP and Chief Commercial Officer. IVBH is a privately held bio-innovation platform that seeks to conceive, create and develop first-in-category precision health technologies and companies that radically improve detection, diagnosis and treatment of disease.

Dragonfly Data Ventures, a privately held company, is building a Data Influence PlatformTM designed to redefine personal wellness by allowing wearable and smartphone users to focus on the persona most important to them, to establish the goals most critical to their success, which enables Dragonfly to give them the personalized tools to extrapolate clinical, wellness and financial value.

“We couldn’t be happier to add Elizabeth Cormier-May to our Board of Directors,” Paul Galvin, Chairman and CEO of Safe & Green Holdings Corp. explained. “She is a well-rounded bio-tech professional with a fantastic blend of science and executive experience. As we seek to grow our medical segment, we believe Ms. Cormier-May is a perfect team member to have, with vast experience in the life sciences and biopharma markets and a distinct focus on the critical disruption necessary for meaningful progress.”

In January of 2022, Ms. Cormier-May was named Biotechnology CEO of the year for Mammogen, Inc., in the 2021 Global Corporate Excellence Awards, by Business Worldwide Magazine. Ms. Cormier-May was awarded for her visionary approach and mission to “shatter complacency and radically improve the way women’s diseases are detected, diagnosed and treated,” according to Business Worldwide Magazine.

“In a market and landscape that so desperately needs more efficient, sustainable, and cost-friendly solutions for the patients we all collectively serve, I could not be prouder to be joining the Board of Directors at Safe & Green Holdings Corp,” stated Cormier-May. “I very much look forward to working with the incredible team to shape and help grow their already impressive capabilities within the medical space during a time when critical disruption is so needed.”

Ms. Cormier-May received her B.A. in organic chemistry from Wheaton College and attended Northeastern University’s chemical biology and organic chemistry program. She resides in Central Connecticut with her family.

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About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third party and in-house developers, architects, builders and owners in achieving faster execution, greener construction, and buildings of higher value. Safe and Green Development Corporation is a leading real estate development company. Formed in 2021, the company focuses on the development of sites using purpose built, prefabricated modules built from both wood & steel, sourced from one of Safe & Green Holdings factories and operated by SG Echo. For more information, visit www.safeandgreenholdings.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the Company growing its medical footprint, the Company’s plans to expand within the diagnostic healthcare space via SGH Corp’s sustainable, modular solutions and the expected contribution of Ms. Cormier-May to the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to grow its medical footprint and expand within the diagnostic healthcare space via its sustainable, modular solutions, the contribution of Ms. Cormier-May to the Company, the Company’s ability to expand within various verticals as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations:

Equity Animal

Mark Moran
(646) 363-6567

mm@equityanimal.com

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